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          FIFTH AMENDMENT dated as of December 19, 2003 (this "Amendment"), to the Credit Agreement dated as of September 28, 2000, as amended and restated as of April 11, 2001, and amended by the First Amendment dated as of October 31, 2001, the Second Amendment dated as of December 14, 2001, the Third Amendment dated as of March 29, 2002 and the Fourth Amendment dated as of March 31, 2003 (as further amended, restated or otherwise supplemented from time to time, the "Credit Agreement"), by and among CCL Historical, Inc., formerly named CoreComm Limited (the "Parent"), ATX Communications, Inc., formerly named CoreComm Holdco, Inc. ("CCI" ), CoreComm Communications, Inc. (the "Borrower"), the guarantors of the obligations under the Credit Agreement (the "Guarantors" and collectively with the Parent, CCI and the Borrower, the "Loan Parties"), the lenders party thereto at the date of each agreement, including without limitation Leucadia National Corporation or one of its affiliates ("LEUCADIA"), the buyer of all of the claims under the Credit Agreement contemporaneously with the execution of this amendment (collectively, the "Lenders"), and LEUCADIA as the successor administrative agent under the Credit Agreement.

          WHEREAS, the Loan Parties (such term and other capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement) currently owe $50,000,000 under the Revolving Commitment and $106,100,000 under the Term Loans under the Credit Agreement (the "Acknowledged Debt"); and

          WHEREAS, solely for purposes of this Amendment, the Loan Parties acknowledge that in light of current circumstances, certain covenants under the Credit Agreement have been or could be breached in the future, including the covenants listed in Exhibit A attached hereto and incorporated herein by this reference (the "Acknowledged Defaults"); and

          WHEREAS, LEUCADIA has purchased all of the claims of all of the Lenders under the Credit Agreement and substituted in as successor Administrative Agent in reliance on this Agreement and the other Agreements referenced in Section 6, below, including without limitation the Loan Parties' representations that (i) the Acknowledged Debt is now due and owing, without offset, counterclaim or defense, and (ii) the Acknowledged Defaults constitute a complete list of all existing defaults under the Credit Agreement; and

          WHEREAS, but for this Amendment LEUCADIA would have the absolute right to cease all further advances under the Revolving Commitment, accelerate the balances due under the Credit Agreement and enforce all of its rights against the collateral pledged under the Credit Agreement, as the direct result of the Acknowledged Defaults; and

          WHEREAS, the Loan Parties have requested that LEUCADIA approve amendments to certain provisions of the Credit Agreement and forbear from enforcing certain rights during the term of this Amendment; and

          WHEREAS, LEUCADIA is willing, on the terms and subject to the conditions set forth herein, to approve such amendments and forbear from enforcing certain rights under the Credit Agreement through and including the "Termination Date" as defined in Section 2, below;


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          ACCORDINGLY, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

          1. Acknowledgement of Debt and Defaults. The Loan Parties represent and warrant that to the best of their knowledge the Acknowledged Debt is now due and owing under the Credit Agreement, without any counterclaim, defense or offset of any kind, and is secured by the Collateral, as defined in the Credit Agreement and related documents. The Loan Parties further represent and warrant that to the best of their knowledge (a) except with respect to current waivers of defaults, the Acknowledged Defaults have occurred and, but for this Amendment, would entitle the Lenders to immediately terminate all further advances under the Credit Agreement and enforce their rights under the Credit Agreement, and (b) no Defaults other than the Acknowledged Defaults currently exist under the Credit Agreement.

          2. Forbearance. Upon effectiveness of this Amendment in accordance with Section 6 hereof, LEUCADIA agrees to forbear from enforcing its rights under the Credit Agreement based on any of the Acknowledged Defaults, which have been (i) publicly disclosed pursuant to the public filings of CCI made prior to the date hereof, (ii) disclosed to LEUCADIA (including. without limitation, by way of financial or operating projections provided to LEUCADIA) prior to the date hereof or (iii) potential future Defaults with respect to the fourth quarter 2003 minimum cash flow (Section 6.27 of the Credit Agreement), EBITDA (Section 6.18 of the Credit Agreement) and capital expenditure (Section 6.23 of the Credit Agreement) covenants in the Credit Agreement ("Disclosed Acknowledged Defaults"), until the earliest of (a) February 2, 2004, or (b) the date a petition under any chapter of title 11 of the United States Code is filed by or against any of the Loan Parties (the earliest of a and b, the "Termination Date"). This forbearance shall not apply to any material Default or Event of Default that is not a Disclosed Acknowledged Default. Notwithstanding anything contained herein to the contrary, any waivers already granted under the Credit Agreement prior to the date hereof remain in full force and effect.

          3. Amendment of Credit Agreement. Upon the effectiveness of this Amendment in accordance with Section 6 hereof, the Credit Agreement is hereby amended as follows:

          (a) Schedule 2.01 of the Credit Agreement is hereby amended to provide that the total Revolving Commitment shall remain unchanged through the Termination Date, so that the Loan Parties shall not be required to pay down the Revolving Commitment but LEUCADIA shall not be required to make any new advances pursuant to the Credit Agreement; provided, however, the foregoing shall not affect or limit the Company's ability to use cash collateral in accordance with Section 3(b) hereof.

          (b) Upon commencement of chapter 11 bankruptcy cases by the Loan Parties (unless LEUCADIA and the Company mutually agree that commencement of a chapter 11 case for a particular Loan Party is not needed), (i) LEUCADIA shall make available for use by the Loan Parties as a debtor in possession new debtor in possession financing of $5 million pursuant to the terms of mutually acceptable loan documents and a mutually acceptable debtor in possession borrowing order on terms no less favorable to the

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     Company than those set forth in the Debtor in Possession Loan Agreement and the Debtor in Possession Borrowing Order attached hereto as Exhibit B and C respectively; and (ii) LEUCADIA will consent to the use - of its cash collateral in such amounts as are required by the budget delivered to LEUCADIA on December __, 2003 (the "Budget"), so long as the Bankruptcy Court enters its order providing LEUCADIA with adequate protection, on the terms no less favorable to the Company than those contained in the form of agreement attached hereto as Exhibit D.

          4. No Other Amendments; Confidentiality. Except as expressly amended hereby, the provisions of the Credit Agreement and each other Loan Document are and shall remain in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any Loan Document in similar or different circumstances.

          5. Representations and Warranties. After giving effect to this Amendment, each Loan Party hereby represents and warrants to the Agent and the Lenders that:

          (a) Except as set forth in Exhibit D to this Amendment, all material representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects as of the date hereof, except to the extent (i) otherwise publicly disclosed pursuant to the public filings of CCI made prior to the date hereof, (ii) otherwise disclosed to LEUCADIA prior to the date hereof, and (iii) that any representation or warranty relates to an earlier date (in which case such representation or warranty is true and correct in all material respects as of such earlier date).

          6. Conditions Precedent to Effectiveness. This Amendment shall become effective on the date on which each of the following conditions is satisfied (the "Effective Date"):

          (a) LEUCADIA shall have acquired the rights of the Lenders under the Credit Agreement pursuant to the Purchase Agreement of even date herewith.

          (b) LEUCADIA and the Loan Parties shall have executed the Conversion Agreement, the form of which is attached as Exhibit E hereto.

          (c) The Collateral Agent and LEUCADIA shall have each received counterparts hereof in accordance with Section 7(b) hereof duly executed and delivered by the Parent, CCI, the Borrower, each of the other Loan Parties, the Collateral Agent and LEUCADIA.

          7. Governing Law: Counterparts.

          (a) This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

          (b) This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of such counterparts taken

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     together shall he deemed to constitute one and the same instrument. This
     Amendment may be delivered by facsimile transmission of the signature pages hereof.

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